Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ZAIS GROUP HOLDINGS, INC.,

ZGH MERGER SUB, INC.,

AND

Z ACQUISITION LLC

DATED AS OF JANUARY 11, 2018

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 11, 2018, is entered into by and among ZAIS Group Holdings, Inc., a Delaware corporation (the “Company”), ZGH Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Z Acquisition LLC, a Delaware limited liability company (“Parent”) of which Christian Zugel (“Zugel”) is the sole managing member.

WHEREAS, Zugel, in his capacity as trustee of an irrevocable voting trust (the “Class B Trust”), exercises voting power over the shares of class B common stock, par value $0.000001 per share (“Class B Common Stock”), of the Company, representing approximately 93.5% of the voting power of the Company;

WHEREAS, Zugel, certain trusts for members of Zugel’s family and Zugel’s current spouse (collectively, the “Zugel Parties”) are the holders of shares of class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company, and/or class A units (“Class A Units”) of ZAIS Group Parent LLC (“ZGP”) exchangeable by the holder, under certain circumstances, for shares of Class A Common Stock, cash or a combination of cash and shares of Class A Common Stock, as the Company shall elect (the “Holder Exchange Rights”);

WHEREAS, Parent and Zugel have entered into that certain Share Purchase Agreement, dated as of September 5, 2017, with Ramguard LLC (as amended and restated as of the date of this Agreement, the “SPA”), pursuant to which Parent has agreed, subject to the terms and conditions of the SPA, to purchase 6,500,000 shares of Class A Common Stock (the “Ramguard Shares”) held by Ramguard LLC (“Ramguard”) and its Affiliates;

WHEREAS, Parent, each member of Parent (collectively, the “LLC Members”) and the Zugel Parties (collectively, the “Parent Group”) desire to become the sole owners of all of the equity interests in the Company;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee consisting solely of independent and disinterested directors (the “Special Committee”) that, among other things, is to review, evaluate, consider and negotiate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and make a recommendation to the Company Board with respect thereto;

WHEREAS, subject to the terms and conditions provided herein, at the Effective Time, Merger Sub will merge (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation, pursuant to which each share of Class A Common Stock and each Company RSU (as defined herein), in each case, other than as provided in Section 2.01, will be canceled and converted into the right to receive cash in an amount equal to $4.10, without interest (the “Merger Consideration” , and, in the aggregate, the “Aggregate Merger Consideration”), and, following the Merger, assuming consummation of the purchase of the Ramguard Shares as contemplated by the SPA, the Parent Group will own, beneficially and of record, all of the issued and outstanding shares of capital stock of the Surviving Corporation (with the exception of any shares of Class A Common Stock acquired pursuant to an exercise of Holder Exchange Rights by a holder of Class A Units who is not a member of the Parent Group (“Exchange Shares”) and any shares of Class A Common Stock or Company RSUs, a holder of which has agreed with Parent will not be converted into the right to receive the Merger Consideration, each such agreement to be set forth in a fully-executed agreement to such effect between Parent and such holder in a form approved by the Company (acting upon a resolution adopted by the Special Committee) (the “Rollover Shares”));

WHEREAS, immediately prior to consummation of the Merger, ZGP shall redeem a number of outstanding Class A Units held by the Company corresponding to the number of outstanding shares of Class A Common Stock that as of immediately prior to the Merger are to be converted into the right to receive the Merger Consideration for an amount equal to the Aggregate Merger Consideration (the “Unit Redemption”);

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger be treated as a redemption by the Company of shares of Class A Common Stock from the holders thereof in exchange for the Merger Consideration;

WHEREAS, the Special Committee has unanimously (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of shares of Class A Common Stock (other than the Parent Group, Ramguard, any holders of Rollover Shares or Exchange Shares, and their respective Affiliates), (ii) recommended to the Company Board that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Transactions and (iii) recommended that the holders of capital stock of the Company entitled to vote, vote to adopt this Agreement and the Transactions (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Company Board, based on the Special Committee Recommendation, has (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of shares of Class A Common Stock (other than the Parent Group, Ramguard, any holders of Rollover Shares or Exchange Shares, and their respective Affiliates), (ii) approved and declared advisable this Agreement and the Transactions and (iii) resolved to recommend to the holders of capital stock of the Company entitled to vote that such holders vote to adopt this Agreement and the Transactions (such recommendation, the “Company Board Recommendation”);

WHEREAS, each member of the Parent Group has delivered to the Company an executed Voting Agreement in substantially the form attached hereto as Exhibit A-1 and each of Ramguard and its Affiliates has delivered to the Company an executed Voting Agreement in substantially the form attached hereto as Exhibit A-2 (each a “Voting Agreement” and, together, the “Voting Agreements”);

WHEREAS, concurrently with the execution of this Agreement, Parent and ZGP have entered into an Investment Agreement, in the form attached as Exhibit B hereto (the “Investment Agreement”), pursuant to which Parent will acquire Class A Units of ZGP in exchange for $12,649,676.70 of cash, the proceeds from which are intended to fund a portion of the Unit Redemption;

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WHEREAS, the board of directors of Merger Sub has (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder and (ii) approved and declared advisable this Agreement and the Transactions; and

WHEREAS, it is intended that all of the Class A Units held by the Zugel Parties and outstanding as of the date hereof and all Class A Units acquired pursuant to the Investment Agreement shall remain outstanding as of the consummation of the Merger and the other Transactions, and that no holder of such Class A Units will exercise any Holder Exchange Rights at or prior to the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Company, Merger Sub and Parent hereby agree as follows:

Article I

THE MERGER

Section 1.01         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 1.02         Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, as soon as practicable, but in any event no later than five Business Days after satisfaction or (to the extent permitted by Law and this Agreement) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law and this Agreement) waiver of those conditions), at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03         Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the parties shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as the Company (with the approval of the Special Committee) and Parent shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

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Section 1.04         Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended so as to read in their entirety as set forth in Exhibit C and Exhibit D hereto, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the DGCL.

Section 1.05         Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.06         Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Article II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY; EXCHANGE OF CERTIFICATES; Restricted stock UNITS

Section 2.01         Effect on Capital Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub or the holder of any shares of capital stock of the Company or any shares of capital stock of Merger Sub:

(i)          Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and the holder thereof shall cease to have any rights with respect thereto.

(ii)         Each share of Class A Common Stock that is held in treasury by the Company shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)        Each (A) share of Class A Common Stock or Class B Common Stock owned by any member of the Parent Group as of the date hereof, (B) share of Class A Common Stock that Parent has agreed to purchase pursuant to the SPA, (C) Rollover Share and (D) Exchange Share (collectively, the “Excluded Shares”) shall remain outstanding after the Effective Time.

(iv)        Each share of Class A Common Stock, other than the Excluded Shares and any shares that constitute Appraisal Shares (except to the extent otherwise provided in Section 2.01(d)), shall be converted into the right to receive the Merger Consideration, and at the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any of such shares of Class A Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

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(b)          At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company RSU, all Company RSUs outstanding immediately prior to the Effective Time, other than any such Company RSU that constitutes a Rollover Share, shall terminate and be cancelled and converted into the right to receive, in respect of each share of Class A Common Stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, less applicable taxes required to be withheld with respect to such payment in accordance with Section 2.02(g). At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.01(b).

(c)          The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Class A Common Stock occurring on or after the date of this Agreement and prior to the Effective Time to provide each holder of shares of Class A Common Stock and Company RSUs not constituting Excluded Shares with the economic effect of the Merger Consideration.

(d)          Notwithstanding anything in this Agreement to the contrary, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) that is held by any holder who is entitled to demand, and properly demands, appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a)(iv), but instead such holder shall be entitled to payment of the fair value of such share in accordance with the provisions of Section 262 (each such share, an “Appraisal Share”). At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(a)(iv). The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Class A Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

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Section 2.02         Exchange Fund.

(a)          Paying Agent. Prior to the Closing Date, the Company shall appoint a bank or trust company reasonably acceptable to Parent to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and, in connection therewith, shall enter into an agreement with the Paying Agent. At or prior to the Effective Time, the Company shall deposit, or cause to be deposited, with the Paying Agent cash in an amount equal to the Aggregate Merger Consideration payable in respect of all shares of Class A Common Stock and Company RSUs entitled to receive the Merger Consideration (such aggregate cash being hereinafter referred to as the “Exchange Fund”).

(b)          Exchange Procedures.

(i)          As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of shares of Class A Common Stock (other than Excluded Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if any, shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of shares of Class A Common Stock (other than Excluded Shares) shall, upon surrender to the Paying Agent of any such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Class A Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(a)(iv), without any interest thereon and less any required withholding of taxes, and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Class A Common Stock (other than Excluded Shares) which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered or transferred as contemplated by this Section 2.02(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

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(ii)         As promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of Company RSUs (other than any constituting Rollover Shares) a letter of certification whereby each holder of such Company RSUs shall certify to the Surviving Corporation that it holds, free and clear of all Liens, its Company RSUs. Each holder of record of Company RSUs shall, upon delivery of such letter of certification, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of Company RSUs shall have been converted into the right to receive pursuant to Section 2.01(b), in respect of each share of Class A Common Stock underlying such Company RSU, without any interest thereon and less any required withholding of taxes. Until paid for as contemplated by this Section 2.02(b)(ii), each award of Company RSUs shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Company RSUs pursuant to this Article II, in respect of each share of Class A Common Stock underlying such Company RSU. No interest shall be paid or will accrue on any cash payable to holders of Company RSUs pursuant to the provisions of this Article II.

(c)          No Further Ownership Rights. All cash paid upon the surrender of Certificates or delivery of a letter of certification, as applicable, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Class A Common Stock formerly represented by such Certificates or the Company RSUs relating to such letters of certification. If, after the Effective Time, any Certificate formerly representing any shares of Class A Common Stock are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d)          Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Class A Common Stock and Company RSUs six months after the Effective Time shall be delivered to the Surviving Corporation (or its designee(s)), upon demand, and any holders of shares of Class A Common Stock or Company RSUs who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e)          No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

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(g)          Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Company, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable provision of tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Company, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Paying Agent.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as disclosed in the Company SEC Documents (excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature) or in the Company Disclosure Schedule, the Company and Merger Sub, jointly and severally, hereby represent and warrant to Parent as of the date hereof and as of the Closing Date as follows:

Section 3.01         Corporate Organization. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (b) has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a wholly-owned Subsidiary of the Company, and was formed specifically for the Transactions and has conducted no operations and incurred no obligations other than in connection with the Transactions.

Section 3.02         Capitalization.

(a)          The authorized capital stock of the Company consists of 180,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock, and 2,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the close of business on January 5, 2018, (i) 14,555,113 shares of Class A Common Stock were issued and outstanding, (ii) zero shares of Class A Common Stock were held in the Company’s treasury, (iii) 103,683 shares of Class A Common Stock remain to be issued upon the conversion of outstanding Company RSUs granted under the Company’s 2015 Stock Incentive Plan, (iv) 20,000,000 shares of Class B Common Stock were issued and outstanding, and (v) no shares of Preferred Stock were issued and outstanding. Except as set forth in the preceding sentence, no options to purchase any shares of capital stock of the Company have been granted and no shares of capital stock of the Company have been issued. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and held beneficially and of record by the Company.

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(b)          Except as set forth above in Section 3.02(a), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity securities of the Company or Merger Sub, (B) any securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity securities of the Company or Merger Sub, (C) any warrants, calls, options or other rights to acquire from the Company or Merger Sub, or any obligation of the Company or Merger Sub to issue, any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable for capital stock or voting securities of the Company or Merger Sub, or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company or Merger Sub on a deferred basis or other rights that are linked to the value of shares of capital stock of the Company or Merger Sub and (ii) there are no outstanding obligations of the Company or Merger Sub to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

Section 3.03         Authority; Approval.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the consummation of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)          Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the consummation of the Merger, to receipt of the approval of the Company as sole stockholder of Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by Parent and the Company, constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

(c)          The Special Committee and the Company Board, acting based on the recommendation of the Special Committee, at meetings duly called and held at which a quorum was present and voting, have respectively approved this Agreement and the Transactions and determined that this Agreement and the Transactions are, as of the date of this Agreement, advisable and fair to, and in the best interests of, the holders of Class A Common Stock (other than the Parent Group, Ramguard, any holders of Rollover Shares or Exchange Shares, and their respective Affiliates) and authorized the Special Committee Recommendation and the Company Board Recommendation, respectively.

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Section 3.04         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company and Merger Sub do not, and the performance of this Agreement and the consummation of the Transactions by the Company and Merger Sub will not, (i) conflict with or violate the organizational documents of the Company or Merger Sub, (ii) conflict with or violate any statute, law, rule, regulation, ordinance or other requirement of any Governmental Entity (“Law”) or any Judgment applicable to the Company or any Subsidiary or any of their respective properties or assets, (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, increased payment or cancellation of, any contract, agreement, obligation, commitment, lease, license, permit, franchise or other instrument, whether written or oral (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect.

(b)          The execution and delivery of this Agreement by the Company and Merger Sub do not, and the performance of this Agreement and the consummation of the Transactions by the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) the filing with the Securities and Exchange Commission (the “SEC”) of (x) the Company Proxy Statement, (y) the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Transactions to be filed with the SEC (as amended or supplemented from time to time, the “Schedule 13E-3”) and (c) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement, the Merger and the other Transactions, (B) the FCA Approval and (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL (and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 3.05         Proceedings. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, except for any Proceedings that, individually or in the aggregate, would not, and would not reasonably be expected to, have a Material Adverse Effect.

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Section 3.06         Opinion of Special Committee’s Financial Advisor. The Special Committee has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be received by holders of Class A Common Stock (other than the Parent Group, Ramguard, any holders of Rollover Shares or Exchange Shares, and their respective Affiliates) in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.

Section 3.07         Stockholder Approval. The Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock that is necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger and other Transactions.

Section 3.08         Brokers. No broker, finder or investment banker, other than Houlihan Lokey Capital, Inc. and the Advisory Firm, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or Merger Sub. The Special Committee has furnished to Parent a true and complete copy of the engagement letter with Houlihan Lokey Capital, Inc. related to the services provided to the Special Committee in connection with the Transactions.

Section 3.09         Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in (i) the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Company Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transaction contemplated by this Agreement, to the extent relating to the Company or other information supplied by or on behalf of the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as applicable, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, no representation or warranty is made by the Company or Merger Sub with respect to statements made or incorporated by reference in the Schedule 13E-3 or the Company Proxy Statement based on information supplied by any member of the Parent Group for inclusion or incorporation by reference therein.

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Article IV

REPRESENTATIONS AND WARRANTIES OF
PARENT

Parent hereby represents and warrants to the Company and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.01         Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and was formed specifically for the purpose of entering into the SPA and this Agreement and has conducted no operations and incurred no obligations other than in connection with the SPA and the Transactions.

Section 4.02         Ownership; SPA and LLC Agreement.

(a)          As of the date of this Agreement, the members of the Parent Group, collectively, beneficially own 487,494 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock, zero Company RSUs and 5,600,000 Class A Units. Set forth on Schedule A to this Agreement is a listing of each member of the Parent Group, the number of shares of Class A Common Stock, Class B Common Stock and Company RSUs as to which such Parent Group member has the sole or shared right to vote or direct the voting (and the name of each Person having sole or shared rights to vote or to direct the voting), and the number of shares of Class A Common Stock, Class B Common Stock and Company RSUs as to which such Parent Group member has the sole or shared right to dispose or direct the disposition (and the name of each Person having sole or shared rights to dispose or to direct the disposition). Neither Parent, nor any other member of the Parent Group nor any of their respective Affiliates has entered into any agreement, arrangement or understanding with any stockholder or employee of the Company or any of their respective Affiliates or family members other than the SPA, the Class B Trust, and agreements or arrangements among members of the Parent Group relating to Parent or this Agreement as disclosed to the Company prior to the execution of this Agreement. Zugel is the sole managing member of Parent and has the sole right to vote all shares of Class B Common Stock held in the Class B Trust.

(b)          Prior to execution of this Agreement, Parent has delivered to the Company, true and correct copies of the SPA and the Second Amended and Restated Limited Liability Company Agreement of Parent (the “LLC Agreement”). Each of the SPA and the LLC Agreement is a legal, valid, binding and enforceable obligation and, to the knowledge of Parent, is in full force and effect and enforceable in accordance with its terms, except as may be affected by the Bankruptcy and Equity Exception. No condition exists or event has occurred which (whether with or without the giving of notice or lapse of time) would (i) constitute a default by Parent or, to the knowledge of Parent, Ramguard, or result in a right of termination of the SPA or (ii) excuse any LLC Member from performing such LLC Member’s obligation to make a capital contribution to Parent. Under the terms of the LLC Agreement, Zugel has the right to require the LLC Members to make capital contributions sufficient to fund the cash portion of the purchase price payable pursuant to the SPA and the consideration payable pursuant to the Investment Agreement. No condition exists or event has occurred which (whether with or without the giving of notice or lapse of time) would constitute a default by Zugel or, to the knowledge of Parent, any other party, or result in a right of termination of the LLC Agreement. To the knowledge of Parent, at the time of the closing of the transactions contemplated by the SPA and the Investment Agreement, Parent will have sufficient funds available to consummate such transactions.

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Section 4.03         Authority Relative to this Agreement. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder have been duly and validly authorized by all necessary limited liability company action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company and Merger Sub, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

Section 4.04         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement will not, (i) conflict with or violate any provision of Parent’s organizational documents, (ii) conflict with or violate any Laws or any Judgment applicable to Parent or its properties or assets, (iii) result in any breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, any Contract to which Parent is a party or by which its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties of Parent, except in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

(b)          The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) the filing with the SEC of (A) the Schedule 13E-3 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, (ii) the FCA Approval, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not, and would not reasonably be expected to, prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

Section 4.05         Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or Zugel or any of their respective assets or properties, except for any Proceedings that, individually or in the aggregate, would not, and would not reasonably be expected to, prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

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Section 4.06         Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of any member of the Parent Group for inclusion or incorporation by reference in (i) the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Company Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any member of the Parent Group is responsible for filing with the SEC in connection with the transaction contemplated by this Agreement, to the extent relating to the members of the Parent Group or other information supplied by or on behalf of any member of the Parent Group for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Schedule 13E-3 or the Company Proxy Statement based on information supplied by the Company (other than information relating to, or provided to the Company by, any member of the Parent Group) for inclusion or incorporation by reference therein.

Section 4.07         No Other Representations. Parent acknowledges and agrees that, except as expressly set forth in Article III, neither the Company nor any other Person on its behalf has made or makes any express or implied representations or warranties. Parent represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of the Company set forth in Article III.

Article V

COVENANTS AND OTHER AGREEMENTS

Section 5.01         Conduct of Business of the Company. From the date of this Agreement until the Effective Time (or the earlier termination of this Agreement in accordance with its terms), except as required by applicable Law or as expressly required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use its reasonable best efforts to maintain its assets and properties and preserve intact and maintain its business organization and goodwill of those having business relationships with any of it and to keep available the services of its present officers and employees on terms and conditions substantially comparable to those currently in effect. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time (or the earlier termination of this Agreement in accordance with its terms), except as required by applicable Law or as expressly required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

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(a)          adopt or propose any change in, or amendment of, its certificate of incorporation or by-laws or other comparable organizational documents;

(b)          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid by any wholly-owned Subsidiary to the Company or to another wholly-owned Subsidiary), (ii) split, combine, subdivide or reclassify any of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries (including any options, warrants or any security exercisable for or convertible into such capital stock or securities), other than, in the cases of the foregoing clauses (i) and (iii), distributions, repurchases, redemptions or other acquisitions by any of the Company’s Subsidiaries as may be necessary or appropriate to enable the Company to pay the Merger Consideration;

(c)          issue, sell, grant, pledge or otherwise encumber any shares of the capital stock or other securities of the Company or any of its Subsidiaries (including any options, warrants or any security exercisable for or convertible into such capital stock or securities);

(d)          merge or consolidate with any other Person or acquire any assets or capital stock of any other Person;

(e)          sell, lease, license, subject to a Lien, or otherwise surrender, relinquish or dispose of any materials assets, other than (i) as set forth in Section 5.01(e) of the Company Disclosure Schedule or (ii) in the ordinary course of business consistent with past practice;

(f)          (i) make any loans, advances or capital contributions to, or investments in, any Person other than investments in the ordinary course of business consistent with past practice, (ii) create, incur, guarantee or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, other than in ordinary course of business consistent with past practice, or (iii) make or commit to make any capital expenditure other than in the ordinary course of business consistent with past practice and as contemplated by the Company’s capital expenditure budget;

(g)          (i) amend or otherwise modify benefits under any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or any other equity incentive, compensation, severance, employment, change in control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation or other benefit plan, agreement, program, policy or arrangement (“Company Plan”), (ii) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Plan or (iii) terminate or establish any Company Plan, in each case, other than in the ordinary course of business consistent with past practice;

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(h)          enter into any new employment agreements with, or increase the compensation of, any officer or director, or, other than in the ordinary course of business, any employee, consultant, representative or agent of the Company or any Subsidiary (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such Person has the right to any form of compensation from the Company or such Subsidiary), other than as required by written agreements in effect on or prior to the date of this Agreement with such Person, or otherwise amend in any material respect any existing agreements with any such Person;

(i)          settle or compromise any material Proceeding, except as permitted under Section 5.08 of this Agreement;

(j)          enter into, renew, extend, amend or terminate any material Contract, other than in the ordinary course of business consistent with past practice; or

(k)          agree or commit to do any of the foregoing.

Section 5.02         Company Stockholders Meeting; Preparation of Company Proxy Statement Materials.

(a)          The Company shall take all action necessary to duly call, give notice of, convene, and hold a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Stockholder Approval and the Majority of the Minority Approval as soon as reasonably practicable after the date of this Agreement (and, in any event, within forty-five (45) days of the initial mailing of the Company Proxy Statement to the holders of Class A Common Stock) and receipt of confirmation from the SEC that it has no further comments on the Company Proxy Statement; provided, however, that nothing contained herein shall limit the Company’s ability to adjourn the Company Stockholders Meeting to the extent necessary or appropriate to provide additional time to solicit proxies to obtain the Stockholder Approval and Majority of the Minority Approval. Except to the extent that the Company Board shall have effected an Adverse Company Recommendation as permitted by Section 5.03, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.03, the Company shall use reasonable best efforts to: (i) solicit from the holders of Class A Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the Stockholder Approval and the Majority of the Minority Approval. Other than the proposals required to obtain the Stockholder Approval and the Majority of the Minority Approval and the Adjournment Proposal, the Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall keep Parent updated with respect to proxy solicitation results as requested by Parent. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent (other than: (A) in order to solicit additional proxies for the purpose of obtaining the Stockholder Approval or the Majority of the Minority Approval; or (B) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside counsel is required under applicable Law).

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(b)          As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the Company Proxy Statement in preliminary form. Parent and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, Parent will furnish the Company the information relating to it and the other members of the Parent Group required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent and its Representatives a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company). The Company shall cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the holders of Class A Common Stock and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and the Company shall use its reasonable best efforts to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the holders of Class A Common Stock as promptly as practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. The Company shall, as promptly as practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement and (iii) advise Parent of any oral comments with respect to the Company Proxy Statement received from the SEC.

(c)          If, at any time prior to receipt of the Stockholder Approval or the Majority of the Minority Approval, any information relating to the Company or the Parent Group, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent (as applicable) shall promptly notify the other party of such discovery and shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Company Proxy Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the holders of Class A Common Stock. Nothing in this Section 5.02(c) shall limit the obligations of the parties under Section 5.02(b).

(d)          The Company and Parent shall, and Parent shall cause each other member of the Parent Group to, cooperate to (i) concurrently with the preparation and filing by the Company of the Company Proxy Statement, jointly prepare the Schedule 13E-3 and file it with the SEC and provide each other all information concerning such party (including, in the case of Parent, each other member of the Parent Group) as may reasonably be requested in connection with the preparation and filing of the Schedule 13E-3, (ii) resolve any comments from the SEC and provide each other with copies of all correspondence between such party and its Representatives, on the one hand, and the SEC, on the other hand, and (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any such comments. The Company and Parent shall use reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as reasonably practicable after the filing thereof.

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Section 5.03         No Solicitation; No Adverse Company Recommendation.

(a)          Except as contemplated by this Agreement, the Company shall not, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i)          initiate, solicit, knowingly encourage, knowingly induce or knowingly assist any inquiry or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)         execute or enter into any Contract with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 5.03(c)); or

(iii)        engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any information or data relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Person (other than Parent any of its Affiliates or Representatives) with respect to, or otherwise cooperate in any way with, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal.

(b)          Notwithstanding Section 5.03(a), following the receipt by the Company of an Acquisition Proposal (which Acquisition Proposal did not result from a breach of this Section 5.03), (i) the Company Board and the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal and (ii) if the Company Board or any committee thereof (including the Special Committee) determines in good faith (A) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company and its Representatives may, in response to such Acquisition Proposal, (x) furnish access and non-public information with respect to the Company and its Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement and to such Person’s Representatives, to the extent permitted by the Acceptable Confidentiality Agreement and (y) participate in discussions and negotiations regarding such Acquisition Proposal.

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(c)          The Company shall promptly (and, in any event, within two (2) Business Days) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Special Committee or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d)          The Company Board or any committee thereof (including the Special Committee) shall not make an Adverse Company Recommendation, other than in accordance with Section 5.03(e) and Section 5.03(f). For purposes of this Agreement, an “Adverse Company Recommendation” means the Company Board or any committee thereof (including the Special Committee) (i) withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent or the Transactions, the Company Board Recommendation; (ii) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the holders of Class A Common Stock or the Schedule 13E-3; (iii) publicly recommending an Acquisition Proposal; (iv) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Class A Common Stock within ten Business Days after the commencement of such offer; (v) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal; (vi) making any public statement inconsistent with the Company Board Recommendation; or (vii) resolving or agreeing to take any of the foregoing actions.

(e)          Notwithstanding the foregoing, the Company Board or any committee thereof (including the Special Committee) may make an Adverse Company Recommendation in response to (i) a Superior Proposal received by the Company Board or any committee thereof (including the Special Committee) or (ii) an Intervening Event, in each case, after the date of this Agreement and to the extent it determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, but only if the Company shall have first provided Parent prior written notice, at least five (5) Business Days in advance, that the Company Board or such committee intends to make such Adverse Company Recommendation and is prepared to terminate this Agreement and, in the case of a Superior Proposal, to enter into a Contract with respect to such Superior Proposal, and disclosing the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal or, in the case of an Intervening Event, details of the fact, change, development, event or circumstance constituting an Intervening Event and the analysis of the Company Board or such committee of the financial impact of such Intervening Event.

(f)          Nothing contained in this Section 5.03 or elsewhere in this Agreement shall be deemed to prohibit the Company Board or any committee thereof (including the Special Committee) from disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Company Recommendation unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejected any applicable Acquisition Proposal.

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Section 5.04         Indemnification; Directors’ and Officers’ Insurance.

(a)          All rights to indemnification, advancement of expenses and exculpation now existing in favor of each present and former director and officer of the Company or any of its Subsidiaries (acting in their capacity as such) (each, an “Indemnified Person”) as provided in the Company Charter and Company Bylaws, or in the certificate or articles of incorporation, bylaws, or similar documents of any Subsidiary, in effect as of the date of this Agreement, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the certificate or articles of incorporation, bylaws or similar documents of its Subsidiaries shall, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company Charter and Company Bylaws or in the certificate or articles of incorporation, bylaws or similar documents of its Subsidiaries in effect as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would materially adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time.

(b)          During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent or the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) obtain and maintain directors’ and officers’ liability insurance for the Indemnified Persons with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable in the aggregate than those of the directors’ and officers’ liability insurance policy obtained by the Company in effect on the date of this Agreement; provided, however, that in no event shall Parent and the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.04(b) any amount per annum in excess of 200% of the last annual premium paid by the Company for such insurance before the date of this Agreement (the “Cap”); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. Prior to the Effective Time, the Company may purchase a six-year “tail” prepaid policy or policies on the Company’s current directors’ and officers’ liability insurance; provided that the Company shall use commercially reasonable efforts to obtain a stand-alone directors’ and officers’ insurance “tail” policy, if available, and provided, further, that the Company shall work diligently to obtain such “tail” policy at reasonable cost. In the event that such a “tail” policy is purchased prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and Parent and the Surviving Corporation shall have no obligations under the first sentence of this Section 5.04(b) so long as such “tail” policy is in full force and effect.

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(c)          In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys substantially all of its assets then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (and their respective successors and assigns) assume the obligations of the Surviving Corporation (or its successors or assigns) under this Section 5.04.

(d)          The Surviving Corporation and Parent shall pay all reasonable, documented, out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in successfully enforcing the indemnity and other obligations provided in this Section 5.04. The provisions of this Section 5.04 shall survive the consummation of the Merger and expressly are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons. Notwithstanding anything in this Agreement to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.04 shall be in addition to, and not a limitation of any other rights such Indemnified Person may have under the Company Charter, the Company Bylaws, any other indemnification arrangements, the DGCL or otherwise and nothing in this Section 5.04 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company Charter, the Company Bylaws, any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.

Section 5.05         Notification of Certain Matters. Each of the parties shall promptly notify the other parties of (i) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with or relating to the Transactions, or from any Governmental Entity in connection with or relating to Transactions; provided, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available to any party hereunder, (ii) any fact, circumstance, change or event that would be reasonably likely to cause any of the conditions in Article VI not to be satisfied or to cause the satisfaction thereof to be materially delayed and (iii) any Proceedings commenced or threatened against such party which seeks to prohibit, prevent or materially delay consummation of the Transactions; provided, further, that notwithstanding anything to the contrary in this Agreement, the failure by the Company, Merger Sub or their respective Representatives to provide such prompt notice under this Section 5.05 shall not constitute a breach of a covenant for any purpose under this Agreement.

Section 5.06         Publicity. The parties shall (a) consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, and (b) shall cause their respective Affiliates and Representatives not to issue any press release or make any public statement with respect to the Merger and the other Transactions, in the case of each of (a) and (b) except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the Company and Parent.

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Section 5.07         Reasonable Best Efforts. Subject to the terms and conditions hereof and applicable Law, each of the parties hereto agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, and Parent shall cause each other member of the Parent Group to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the Transactions as promptly as practicable. Parent agrees to use its reasonable best efforts to consummate the transactions contemplated by the SPA and the Investment Agreement.

Section 5.08         Litigation Support.

(a)          The Company shall promptly advise Parent of any Proceeding involving the Company or any of its officers or directors, including the Special Committee, relating to this Agreement or the Transactions and shall keep Parent reasonably informed regarding the status of any such Proceeding. The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any such Proceeding, including on the terms described in Section 5.08 of the Company Disclosure Schedule.

(b)          Parent shall promptly advise the Company of any Proceeding involving any member of the Parent Group or any of their respective Affiliates relating to this Agreement or the Transactions and shall keep the Company reasonably informed regarding the status of any such Proceeding.

(c)          The parties shall reasonably cooperate and consult each other in good faith on any material decisions in the defense of any Proceedings described in this Section 5.08.

Section 5.09         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Class A Common Stock or Company RSUs resulting from the Merger and the other Transactions by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10         Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) is or may become applicable to the Merger or the other Transactions, the Company shall take such actions as are within its power so as to eliminate or minimize the effects of such statute or regulation on such Transactions.

Section 5.11         Solvency Matters. The Company, at the direction of the Special Committee, shall retain an independent appraisal or valuation firm (the “Advisory Firm”) for purposes of obtaining from such firm a Solvency Opinion. Subject to the ability of the Advisory Firm to deliver a Solvency Opinion to the Company following the completion of the Advisory Firm’s review and analysis of the relevant facts, the Company shall obtain such Solvency Opinion from the Advisory Firm not later than ten (10) Business Days prior to the expected Closing Date.

Section 5.12         Independence of Special Committee. The Company will not, and Parent will ensure that no member of the Parent Group will seek to, remove any member of the Special Committee, disband the Special Committee or take any action that would limit the independence and authority of the Special Committee.

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Section 5.13         No Further Agreements or Amendments. Neither Parent nor its Affiliates will enter into any new agreement, arrangement or understanding with Ramguard, or any of its Affiliates, or any other holder of Class A Common Stock or RSUs (other than members of the Parent Group as of the date hereof), or amend or terminate any current agreement, arrangement or understanding with Ramguard or its Affiliates, without the prior written consent of the Company pursuant to a resolution adopted by the Special Committee.

Article VI

CONDITIONS

Section 6.01         Conditions to Obligation of Each Party. The respective obligations of the Company, Merger Sub and Parent to consummate the Merger and the other Transactions, as applicable, are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)          Stockholder Approvals. Each of (i) the Stockholder Approval and (ii) the Majority of the Minority Approval shall have been obtained.

(b)          No Order. No Law shall have been enacted or promulgated and no Judgment shall be in effect, in either case, which renders illegal or prohibits the consummation of the Transactions.

(c)          Solvency. The Company shall have received a Solvency Opinion.

Section 6.02         Conditions to Obligations of the Company and Merger Sub. The respective obligations of the Company and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)          Covenants. Parent shall have performed and complied in all material respects with all of the covenants or agreements required under this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)          Closing of SPA. The purchase of the Ramguard Shares pursuant to the SPA shall have been consummated in accordance with the terms of the SPA.

(d)          Closing of Investment Agreement. The acquisition of Class A Units by Parent pursuant to the Investment Agreement shall have been consummated in accordance with the terms of the Investment Agreement.

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Section 6.03         Conditions to Obligation of Parent. The obligations of Parent to consummate the Transactions are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Company and Merger Sub set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.08 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, except in each case, representations and warranties that are made as of a specific date shall have been true and correct only on and as of such date, and (ii) each of the other representations and warranties of the Company and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date with the same force and effect as though made on and as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall have been true and correct only on and as of such date, and (B) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein), individually or in the aggregate, would not have a Material Adverse Effect.

(b)          Covenants. The Company and Merger Sub shall have performed and complied in all material respects with all of the covenants or agreements required under this Agreement to be performed or complied with by each of them at or prior to the Effective Time.

(c)          No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)          Company Transaction Expenses. The Company Transaction Expenses shall not exceed $4,500,000.

(e)          Appraisal Shares. The number of shares of Class A Common Stock as to which a properly executed notice of appraisal has been received by the Company and not withdrawn as of immediately prior to the Effective Time (“Appraisal Shares”) shall not exceed 500,000 shares of Class A Common Stock, excluding any Appraisal Shares held by any member of the Parent Group, Ramguard, any holder of Rollover Shares or Exchange Shares, and any of their respective Affiliates.

(f)          No Proceedings. There shall be no Covered Proceeding pending.

Section 6.04         Frustration of Closing Conditions. Parent may not (i) rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was due to the failure of any member of the Parent Group to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by Parent prior to the Closing, (ii) rely on the failure of any condition set forth in Section 6.03(a) to be satisfied, or assert any other claim or right in respect of the failure of the representations and warranties described therein to be true and correct, if, on the date of this Agreement, Zugel or any other member of the Parent Group had actual knowledge of the failure of such representations and warranties to be true and correct, or (iii) rely on the failure of any condition set forth in Section 6.03(b) to be satisfied, or assert any other claim or right in respect of the failure by the Company or Merger Sub to comply with and perform its covenants and agreements required by this Agreement, if and to the extent such failure results from any action or omission taken or made by any member of the Parent Group with the actual knowledge of such Person that such action or omission would, or would reasonably be expected to, cause such condition not to be satisfied.

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Article VII

TERMINATION

Section 7.01         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)          by mutual written agreement of the Company and Parent (with respect to the Company, only pursuant to a resolution adopted by the Special Committee); or

(b)          by either the Company or Parent (with respect to the Company, only pursuant to a resolution adopted by the Special Committee):

(i)          if the Closing shall not have occurred on or before July 11, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (or, in the case of the Company, the Company or Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date); provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to Parent if the failure of the Company or Merger Sub to perform any of its respective obligations of this Agreement was caused by any action (or failure to take any action) by any member of the Parent Group;

(ii)         if any court of competent jurisdiction or other Governmental Entity shall have issued a Judgment restraining, enjoining or otherwise prohibiting the Merger and such Judgment shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if the failure of such party (or, in the case of the Company, the Company or Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Judgment; or

(iii)        if the Stockholder Approval or the Majority of the Minority Approval shall not have been obtained at the Company Stockholders Meeting (after taking into account any adjournment, postponement or recess thereof); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) if the failure to obtain the Stockholder Approval is due to the failure of one or more stockholder parties to the Voting Agreement to vote the shares beneficially owned by him, her or it in accordance with the Voting Agreement; or

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(c)          by the Company (only pursuant to a resolution adopted by the Special Committee) or Parent, if the Special Committee or the Company Board (acting based on the recommendation of the Special Committee) shall have made an Adverse Company Recommendation in accordance with Section 5.03 prior to the Effective Time.

Any proper and valid termination of this Agreement pursuant to Section 7.01 shall be effective immediately upon the delivery of written notice of the terminating party to the other party.

Section 7.02         Effect of Termination.

(a)          In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of the Company, Merger Sub or Parent or any of their respective Representatives, other than, (i) with respect to Parent and the Company, the obligations pursuant to this Section 7.02 and Article VIII, and (ii) with respect to Parent, the obligations set forth in the Confidentiality Agreement.

(b)          In the event this Agreement is terminated by the Company or Parent pursuant to Section 7.01(c), then the Company shall promptly reimburse all documented fees and expenses incurred by Parent and the other members of the Parent Group (including reasonable attorneys’ fees) arising out of or relating to this Agreement and the Transactions up to a maximum of $1,500,000 in toto (the “Company Expense Reimbursement”).

(c)          Upon payment of the Company Expense Reimbursement, the Company and Merger Sub shall have no further liability to Parent with respect to the Merger, this Agreement or the Transactions. The Company Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by Parent.

(d)          Notwithstanding anything to the contrary in this Agreement, if the Company is required to pay the Company Expense Reimbursement to Parent pursuant to this Agreement, Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 8.06(d), against the Company and Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Company Related Party” and collectively, the “Company Related Parties”) or any Affiliate of any Company Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Expense Reimbursement, in each case, only to the extent provided by this Section 7.02; and upon payment of such amount, Parent shall have no rights or claims against any of the Company Related Parties or any Affiliate of any Company Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties or any Affiliate of any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

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(e)          Each of the Company, Merger Sub and Parent acknowledges that the agreements contained in this Section 7.02 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. In the event that the Company shall fail to pay the Company Expense Reimbursement when due, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any fee set forth in this Section 7.02, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Article VIII

MISCELLANEOUS

Section 8.01         Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 8.02         Fees and Expenses. Except as otherwise expressly provided herein (including Section 7.02), all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the party incurring such expenses, regardless of whether the Merger shall be consummated.

Section 8.03         Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable, the parties hereto (in the case of the Company, only pursuant to a resolution adopted by the Special Committee) may modify or amend this Agreement by written agreement executed and delivered by each of the parties; provided, that after the Stockholder Approval, if any, has been obtained, there shall be no amendment that, under the DGCL, would require the further approval of the Company’s stockholders without such approval first being obtained.

Section 8.04         Extension and Waiver.

(a)          At any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable:

(i)          the Company (only pursuant to a resolution adopted by the Special Committee) may (a) extend the time for the performance of any of the obligations or other acts of Parent, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent pursuant hereto, or (c) waive compliance by Parent with any of the agreements or with any conditions to the Company’s and Merger Sub’s obligations (other than receipt of the Stockholder Approval and Majority of the Minority Approval).

(ii)         Parent may (a) extend the time for the performance of any of the obligations or other acts of the Company and/or Merger Sub, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company or Merger Sub pursuant hereto, or (c) waive compliance by the Company or Merger Sub with any of the agreements or with any conditions to Parent’s obligations (other than receipt of the Stockholder Approval and Majority of the Minority Approval).

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(b)          Any consent or any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer (in the case of the Company, only after approval of the Special Committee as to such action has been provided).

Section 8.05         Notices. All notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by electronic mail, as follows:

(a)          If to Parent:

Z Acquisition LLC
Two Bridge Avenue
Red Bank, NJ 07701
Attention: Christian Zugel
e-mail: [EMAIL ADDRESS REDACTED]

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Warren S. de Wied

    John Liftin

e-mail: [EMAIL ADDRESS REDACTED]

(b)          If to the Company (prior to the Effective Time) or Merger Sub:

Special Committee of the Board of Directors
c/o ZAIS Group Holdings, Inc.
Two Bridge Avenue, Ste. 322
Red Bank, New Jersey 07701
Attention: Paul B. Guenther, Chairman of the Special Committee
e-mail: [EMAIL ADDRESS REDACTED]

with a copy (which shall not constitute notice) to

Alston & Bird LLP
950 F Street NW
Washington, DC 20004
Attention: David E. Brown, Jr.
e-mail: [EMAIL ADDRESS REDACTED]

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and to

ZAIS Group Holdings, Inc.
Two Bridge Avenue, Ste. 322
Red Bank, New Jersey 07701
Attention: Mark A. Russo, General Counsel
email: [EMAIL ADDRESS REDACTED]

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173-1922
Attention: Brian Hoffmann and Thomas W. Giegerich
e-mail: [EMAIL ADDRESS REDACTED]

(c)          If to the Surviving Corporation:

ZAIS Group Holdings, Inc.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701
Attention: Mark A. Russo, General Counsel
e-mail: [EMAIL ADDRESS REDACTED]

Any such notice shall be effective (a) if delivered personally or via electronic mail, when received, (b) if sent by overnight courier, when receipted for, or (c) if mailed, five Business Days after being mailed as described above.

Section 8.06         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, any defense of inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.06(c).

(d)          The parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to, and not exclusive of, any other remedy or remedies to which such party is entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason of law or equity.

Section 8.07         Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (together with the Exhibits hereto and the Confidentiality Agreement) contains the entire agreement among the parties hereto with respect to the Merger and the other Transactions and the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to these matters. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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(b)          This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except for the provisions set forth in Section 5.04 of this Agreement which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons after the Effective Time.

Section 8.08         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.09         Definitions. For purposes of this Agreement:

(a)          “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into in accordance with the terms and conditions set forth in Section 5.03 and on terms and conditions customary with respect to transactions of the nature contemplated by such Acquisition Proposal.

(b)          “Acquisition Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing either (A) 20% or more of the voting power of the capital stock of the Company or (B) 20% or more of the capital stock of the Company, including by way of a tender offer or exchange offer or (iv) any other transaction having a similar effect to those described in clauses (i) through (iv), in each case, other than any proposal or offer from Parent or Zugel.

(c)          “Adjournment Proposal” means a proposal to adjourn the Company Stockholders Meeting in order to solicit additional proxies, if the Company Board or Special Committee deems it necessary or appropriate.

(d)          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person; provided that for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Parent. For purposes of this definition “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

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(e)          “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close.

(f)          “Company Bylaws” means the bylaws of the Company as in effect on the date of this Agreement.

(g)          “Company Charter” means the certificate of incorporation of the Company as in effect on the date of this Agreement.

(h)          “Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Parent as of the execution of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty will not be considered an admission by the disclosing party that such item (or any nondisclosed item or information of comparable or greater significance) is required to be disclosed, represents a material exception or fact, event or circumstance or that such item has resulted in or would reasonably be expected to result in a Material Adverse Effect; provided further, that the information and disclosures contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed for all purposes in this Agreement (including against any representation, warranty or covenant) and incorporated by reference in any other section of the Company Disclosure Schedule as though fully set forth therein, in each case, to the extent the relevance of such information or disclosure is reasonably apparent from the text of such disclosure.

(i)          “Company Proxy Statement” means the proxy statement in preliminary and definitive form relating to the Company Stockholders Meeting, together with any amendments or supplements thereto, and including information required to be included in the Schedule 13E-3.

(j)          “Company RSU” means any restricted stock unit in respect of a share of Class A Common Stock, whether vested or unvested, granted under the Company’s 2015 Stock Incentive Plan.

(k)          “Company SEC Documents” means the forms, documents, statements and reports filed with, or furnished to, the SEC since December 31, 2016 and prior to the date of this Agreement, including any amendments thereto.

(l)          “Company Transaction Expenses” means the following fees and expenses incurred by the Company: (i) fees and expenses of McDermott Will & Emery LLP and Alston & Bird LLP arising out of or relating to the Merger and the other Transactions, in each case incurred in respect of services rendered on or after September 5, 2017, (ii) fees and expenses of Houlihan Lokey Capital, Inc. arising out of or relating to the Merger and the other Transactions, and (iii) fees and expenses of any Advisory Firm that is engaged by the Company to render a Solvency Opinion. Company Transaction Expenses do not include any fees or expenses incurred in connection with the defense or settlement of any Proceeding.

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(m)          “Covered Proceeding” means any Proceeding described in Section 8.09(m) of the Company Disclosure Schedule.

(n)          “DGCL” means the General Corporation Law of the State of Delaware.

(o)          “FCA Approval” means the approval of the Financial Conduct Authority required in connection with the transactions contemplated by this Agreement.

(p)          “Intervening Event” means a fact, change, development, event or circumstance that is favorable or otherwise material to the Company from a financial point of view and was not known to the Special Committee on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Special Committee as of the date hereof), which fact, change, development, event or circumstance, or any material consequences thereof, becomes known to the Special Committee prior to the time at which Company obtains the Stockholder Approval and Majority of the Minority Approval.

(q)          “Judgment” means any judgment, order, award, writ, injunction or decree of any Governmental Entity or arbitrator.

(r)          “knowledge of the Company” means the actual knowledge of the officers of the Company identified in Section 8.09(r) of the Company Disclosure Schedule, after due inquiry.

(s)          “knowledge of Parent” means the actual knowledge of the members, managers and officers of Parent, after due inquiry.

(t)          “Lien” means any mortgage, pledge, charge, lien or security interest, or other encumbrance of any kind to title.

(u)          “Majority of the Minority Approval” means the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock other than (i) shares held by any member of the Parent Group, any director or executive officer of the Company, any holder of Rollover Shares or Exchange Shares, or any Affiliate of any of the foregoing Persons, and (ii) any shares held by Ramguard or any of its Affiliates (including any Ramguard Shares, regardless of whether the transactions contemplated by the SPA have been consummated as of the record date for the determination of stockholders entitled to vote at the Company Stockholders Meeting or as of the time of the vote of holders of Class A Common Stock).

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(v)         “Material Adverse Effect” means any change, effect, event, occurrence, condition or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in the economy or financial markets (including credit markets) in general, (ii) changes in the economic, business, financial or regulatory environment generally affecting any of the industries in which the Company and its Subsidiaries operate, (iii) changes in Law or GAAP, (iv) any change in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet published revenue or earnings projections or internal budgets or forecasts (it being understood that any change, effect, event, occurrence, condition or state of facts underlying such change or failure shall be taken into account in determining whether a Material Adverse Effect has occurred), (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions existing as of the date of this Agreement, or any floods, earthquakes, hurricanes, tornadoes, natural disasters, storms, fires and other similar acts of God, (vi) changes that arise out of the announcement of this Agreement (including, without limitation, any investor withdrawals), out of actions expressly required to be taken by the Company under this Agreement (other than the first sentence of Section 5.01) or out of actions taken by the Company or its Subsidiaries at the request, or with the permission, of Parent in connection with this Agreement, (vii) the failure of Zugel to be an officer of the Company for any reason, (viii) any pending or threatened Proceedings relating to this Agreement or the transactions contemplated hereby, or (ix) any pending regulatory inquiries related to this Agreement or the transactions contemplated hereby (including trading-related inquiries from the Financial Industry Regulatory Authority); provided, however, that with respect to clauses (i), (ii), (iii) and (v), to the extent that the impact of such change, effect, event, occurrence, condition or state of facts is disproportionately adverse to the Company and its Subsidiaries taken as a whole compared to other companies in the same industry, such change, effect, event, occurrence, condition or state of facts shall be taken into account in determining whether a Material Adverse Effect has occurred.

(w)          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(x)          “Proceeding” means any lawsuit, claim, action, suit, proceeding, hearing, investigation or inquiry, whether civil, criminal, administrative or investigative, by or before any Governmental Entity.

(y)          “Representative” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives.

(z)          “Solvency Opinion” means an opinion from the Advisory Firm that, subject to the limitations and assumptions therein, as of the date of the delivery of such Solvency Opinion, after taking into account the payment of the Aggregate Merger Consideration payable in respect of all shares of Class A Common Stock and Company RSUs entitled to receive the Merger Consideration, the Company is Solvent.

(aa)         “Solvent” means that (a) each of the fair value and present fair saleable value of the assets of the Company on a consolidated basis would exceed the stated liabilities and identified contingent liabilities of the Company on a consolidated basis, (b) the Company should be able to pay its debts as they become absolute and mature, (c) the Company should not have unreasonably small capital for the business in which the Company is engaged, as management of the Company has indicated the Company’s business is proposed to be conducted immediately following the consummation of the Transactions, and (d) the fair value of the assets of the Company on a consolidated basis would exceed the sum of (i) the stated liabilities and identified contingent liabilities on a consolidated basis and (ii) the total par value of the issued capital stock, of the Company.

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(bb)         “Stockholder Approval” means the affirmative vote of the holders of a majority of the voting power of all of the shares of the capital stock of the Company entitled to vote at the Company Stockholders Meeting, voting together as a single class.

(cc)         “Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person or any other Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act; provided, that in no event shall “Subsidiary” include any investment fund for which the Company or any of its Subsidiaries serves as investment advisor, manager, or general partner.

(dd)         “Superior Proposal” means an unsolicited bona fide Acquisition Proposal (except that references to “20%” in the definition of such term will be deemed to be references to “50%”) made in writing and not solicited in violation of Section 5.03 that the Company Board or any committee thereof (including the Special Committee) has determined in its good faith judgment (after consultation with outside counsel and its financial advisor) (a) would be reasonably likely to be consummated in accordance with its terms on a timely basis, taking into account all legal, financial and regulatory aspects of the proposal (other than the fact that such proposal may require stockholder approval) and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the holders of Class A Common Stock from a financial point of view than the transaction contemplated by this Agreement.

Section 8.10         Interpretation. When a reference is made in this Agreement to an Article, a Section, an Annex or an Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to monetary amounts are to the lawful currency of the United States.

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Section 8.11         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party.

Section 8.12         Confidentiality. All information furnished under this Agreement to any party, its Affiliates, and their Representatives will be held in confidence in accordance with the non-disclosure agreement dated as of October 23, 2017, between the Company, Parent and Zugel (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect.

Section 8.13         Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or similar electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZAIS GROUP HOLDINGS, INC.

By:	/s/ Nisha Motani
Name:	Nisha Motani
Title:	Chief Financial Officer

ZGH MERGER SUB, INC.

By:	/s/ Nisha Motani
Name:	Nisha Motani
Title:	Treasurer

Z ACQUISITION LLC

By:	/s/ Christian Zugel
Name:	Christian Zugel
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

EXHIBITS

Exhibit A-1	-	Form of Parent Group Voting Agreement

Exhibit A-2	-	Form of Ramguard Voting Agreement

Exhibit B	-	Form of Investment Agreement

Exhibit C	-	Certificate of Incorporation of the Company

Exhibit D	-	Bylaws of the Company

Schedule A	-	Holdings of Class A Common Stock, Class B Common Stock and Company RSUs of each Member of the Parent Group